Exhibit 99.1

InSite Vision Announces Sale of Besivance® Royalty for $15 Million Plus
a $1 Million Potential Milestone in Early 2014

The Royalty May Be Returned to InSite Vision In Whole or In Part If the Buyers Receive Certain Levels of Total Cash from the Royalty

ALAMEDA, Calif. - April 2, 2013 - InSite Vision Incorporated (OTCBB: INSV) today announced that it agreed to sell its royalty on future sales of Besivance®, to SWK Funding LLC, a wholly-owned subsidiary of SWK Holdings Corporation (OTCBB: SWKH) and Bess Royalty, L.P. for up to $16 million. Besivance (besifloxacin ophthalmic suspension) 0.6% is marketed globally by Bausch + Lomb for the treatment of bacterial conjunctivitis.

Under the terms of the agreement, SWK Funding will pay InSite Vision $15 million at closing with a further $1 million payable in February 2014 if Besivance net sales reach defined 2013 and second half 2013 revenue levels. When the buyers receive a 1X return of the total purchase price from the Besivance royalty, InSite Vision will receive 25% of the Besivance royalty paid above $4.2 million annually. When the buyers receive 2.75X of the total purchase price, the full royalty is returned to InSite Vision. SWK Funding will begin receiving Besivance royalties as of January 2013. Patent protection for Besivance in the United States expires in mid-2021.

"We are pleased to be able to monetize the Besivance royalty stream to provide a non-dilutive source of cash for the company's operations," said Tim Ruane, InSite Vision CEO. "This cash will enable us to fund our upcoming second BromSite Phase 3 clinical trial and stretch our cash runway well into 2014."

InSite Vision recorded $1.2 million of Besivance royalty revenues in 2011 and $2.1 million for the year ended December 31, 2012.

"Our structured purchase of the Besivance royalty stream reflects our commitment to provide creative financing solutions to life science companies," said Brett Pope, CEO of SWK Holdings Corporation. "We believe Besivance is an important ophthalmic antibiotic treatment option, and that Besivance has significant opportunities for future growth."

About SWK Holdings Corporation

SWK is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK's business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company's website at www.swkhold.com.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck; and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision is also advancing three novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and BromSite™ for pain and inflammation associated with ocular surgery. For further information on InSite Vision, please visit www.insitevision.com.

Forward-looking Statements for InSite Vision

This news release contains certain statements of a forward looking nature relating to future events, including the expected use of cash from the sale of rights to the Besivance royalty stream, the expected time period in which such cash will fund certain of the Company's operations, the Company's expectations of receiving the additional $1 million payment under the sale agreement, the potential future sales growth of Besivance, and the Company's rights to certain future payments under the terms of the agreement with SWK and Bess Royalty. Such statements entail a number of risks and uncertainties, including but not limited to: the Company's actual expenses and cash needs could change materially and the cash generated from this sale may not satisfy the Company's cash needs for the period currently projected; the Company may never receive the additional $1 million payment under the sale agreement due to Besivance sales falling short of expectations or for other reasons; the Company may not receive any additional payments under the terms of the sale other than the amount received at closing; any future payments under the sale agreement depend on Bausch + Lomb's efforts and success in selling Besivance; the Company could be liable for damages and indemnification claims under the terms of the sale agreement, which could materially harm the Company, and reduce its cash resources, including from the proceeds of this transaction; sales of Besivance may not grow as anticipated due to a variety of factors; the Company may not achieve positive results in its clinical trials and such trials may take longer than expected; the ability of the Company to enter into corporate collaborations for its product candidates; the Company's ability to expand its product platform; the Company's ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; the Company's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA. Reference is made to the discussion of these and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to the Company, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220
mail@insite.com

Media and Investor inquiries

BCC Partners
Michelle Corral

415.794.8662
Karen L. Bergman

650.575.1509